As filed with the Securities and Exchange Commission on March 29, 2006
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Mariner Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0460233
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One BriarLake Plaza, Suite 2000	77042
2000 West Sam Houston Parkway South	(Zip Code)
Houston, Texas 77042
(Address of Principal Executive Offices)

Mariner Energy, Inc. March 2, 2006 Nonstatutory Stock Option Agreements for Certain Employees
of Mariner Energy Resources, Inc.
(Full title of the plan)

Teresa Bushman
Vice President and General Counsel
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
(Name and address of agent for service)
(713) 954-5500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $0.0001 per share	8,584	$9.48	$81,376.32	$200.91
	111,200	$11.59	$1,288,808.00
	3,168	$8.81	$27,910.08
	10,564	$13.93	$147,156.52
	10,564	$16.86	$178,109.04
	1,321	$9.44	$12,470.24
	1,321	$9.67	$12,774.07
	4,952	$14.63	$72,447.76
	4,952	$11.44	$56,650.88
Total	156,626		$1,877,702.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that become issuable by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s shares of common stock.

(2)	Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. Such shares are issuable upon exercise of outstanding options with fixed exercise prices.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Second Amended and Restated Certificate of Incorporation
Form of Nonstatutory Stock Option Agreement for Certain Employees
Opinion of Baker Botts L.L.P.
Consent of Deloitte & Touche LLP
Consent of KPMG LLP
Consent of Ryder Scott Company, L.P.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Mariner Energy, Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:
(1)	The Company’s Prospectus filed pursuant to Rule 424(b)(3) on February 10, 2006; and

(2)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A dated February 10, 2006 as thereafter amended from time to time for the purpose of updating, changing or modifying such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.
     Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s second amended and restated certificate of incorporation, as amended, provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporate Law (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in the Company’s charter, will be limited to the fullest extent permitted by the amended DGCL. The Company’s bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
     The Company’s charter also contains indemnification rights for its directors and its officers. Specifically, the charter provides that the Company shall indemnify its officers and directors to the fullest extent authorized by the DGCL. Further, the Company may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
     The Company has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities.
     The Company has entered into written indemnification agreements with its directors and executive officers. Under these agreement, if an officer or director makes a claim of indemnification to the Company, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.
     The registration rights agreement and purchase/placement agent agreement the Company entered into in connection with its earlier financings provide for the indemnification by the investors in those financings of the Company’s officers and directors for certain liabilities.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Document Description
2.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc. (incorporated by reference to Exhibit 2.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).

2.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc., and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.2 to Amendment No. 3 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on February 8, 2006).

2.3*	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Current Report on Form 8-K filed on March 3, 2006).

3.1	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended

3.2*	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 of Mariner’s Registration Statement on Form S-4 (File No. 333-129096), filed on October 18, 2005)

4.1	Form of March 2, 2006 Nonstatutory Stock Option Agreements for Certain Employees of Mariner Energy Resources, Inc.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of Ryder Scott Company, L.P.

23.4	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)

*	Incorporated herein by reference as indicated.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 29, 2006.

MARINER ENERGY, INC.

By:	/s/ Scott D. Josey

Scott D. Josey
Chairman of the Board, Chief Executive
Officer and President
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott D. Josey and Rick G. Lester, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2006.

Signature	Title

/s/ Scott D. Josey Scott D. Josey	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ Rick G. Lester	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Rick G. Lester

/s/ Bernard Aronson	Director
Bernard Aronson

/s/ Jonathan Ginns Jonathan Ginns	Director

/s/ John F. Greene John F. Greene	Director

/s/ Clayton Peterson	Director
Clayton Peterson

/s/ John L. Schwager John L. Schwager	Director

* By:	/s/ Rick G. Lester
Rick G. Lester
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc. (incorporated by reference to Exhibit 2.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).

2.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc., and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.2 to Amendment No. 3 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on February 8, 2006).

2.3*	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Current Report on Form 8-K filed on March 3, 2006).

3.1	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended

3.2*	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 of Mariner’s Registration Statement on Form S-4 (File No. 333-129096), filed on October 18, 2005)

4.1	Form of March 2, 2006 Nonstatutory Stock Option Agreements for Certain Employees of Mariner Energy Resources, Inc.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of Ryder Scott Company, L.P.

23.4	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)

*	Incorporated herein by reference as indicated.